Exhibit 10.1

October 8, 2013

Gerard Geoffrion

3700 Jean-Rivard

Montreal, Quebec

Canada  H1Z 4K3

Dear Gerard,

I want to take this opportunity to confirm our discussions regarding your decision to retire from Green Mountain Coffee Roasters on December 31, 2014.

Commencing on or about October 8, 2013 through March 31, 2014 you will continue in your current capacity as President-International Business Development, reporting to Brian Kelley.  You will remain a member of the ELT.

From April 1, 2014 to December 31, 2014 you will assume a new position of Executive Advisor, Strategic Initiatives, reporting to TJ Whalen, Chief Strategy and Sustainability Officer.  As of April 1, 2014 you no longer will be a member of the ELT.

Regarding compensation, you will continue to receive your current annual base salary of $410,000 CAD subject to a merit increase for 2014 as recommended by the CEO and authorized by the Compensation Committee of the Board.  In addition, you will receive your FY 2013 STIP and be eligible for the FY 2014 STIP and a pro-rata portion of the FY 2015 STIP (three months) at a target of 60% of your base salary and actual company performance per the terms of the plan.

Your LTI will be treated in accordance with the particular Grant agreements.  You will also be eligible for a FY 2014 LTI award as authorized by the Compensation and Organization Development Committee of the Board.  You will not be eligible for a FY 2015 LTI award.

Notwithstanding the termination of your employment on December 31, 2014, the company will continue your health care benefits until you reach age 70, at a cost to the company not to exceed $5,000.00 CAD per year.

For avoidance of doubt, you agree that you are not eligible for, and will not receive, any severance payments.

Thank you very much for all your contributions to the company and we look forward to your continued efforts on behalf of Green Mountain Coffee Roasters and wish you the best in retirement.

This agreement has been drawn up in English at the express wish of the parties.  Cette entente a été rédigée en anglais à la demande expresse des parties.

Please sign, date and return this letter to me at your earliest convenience.

Best,

/s/ Linda Longo Kazanova

Linda Longo Kazanova
Chief Human Resources Officer

Accepted:	Gerard Geoffrion	/s/ Gerard Geoffrion
(Print Full Name)		(Signature)

October 10, 2013
(Date)